Exhibit 4.03

VOTING AND STANDSTILL AGREEMENT
This Voting and Standstill Agreement (this “Agreement”) dated March 28, 2017, is by and between Intel Corporation (“Intel”) and Cloudera, Inc. (the “Company”). This Agreement shall be contingent upon and effective on the date on which the Company consummates its IPO (as defined below).
WHEREAS, the Company and Intel previously entered into that certain Right of First Notice and Standstill Agreement on March 24, 2014 (the “Prior Standstill Agreement”);
WHEREAS, the Company, Intel and certain other parties previously entered into that certain Amended and Restated Voting Agreement on March 24, 2014 (the “Prior Voting Agreement”), aspects of Section 4 of which survive the IPO when the remainder of such agreement terminates; and
WHEREAS, the Company and Intel desire to amend and restate the Prior Standstill Agreement and the surviving portions of the Prior Voting Agreement with this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.Definitions. For purposes of this Agreement:
(a)    “Acquisition” means, with respect to any entity, any (a) sale of all or substantially all of the assets of such entity, or (b) merger, sale of stock of other similar transaction in which the stockholders of such entity immediately prior to the transaction do not, by virtue of the continued holding or conversion of their stock of such entity immediately before the transaction, continue to own a majority of the outstanding voting shares of the capital stock of such entity or the surviving corporation immediately after the transaction, or (c) sale or exclusive license of all or substantially all of such entity’s intellectual property.
(b)    “Affiliate” means, with respect to any specified Person, any other Person who is a partner, limited partner, member or shareholder of such Person or who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
(c)    “Board” means the Company’s board of directors.
(d)    “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in San Francisco, California are authorized or required by law to close.
(e)    “Commercial Agreement” means that certain Collaboration and Optimization Agreement by and between the Company and Intel, dated as of March 24, 2014.
(f)    “Common Stock” means shares of the Company’s common stock, par value $0.00005 per share.

(g)    “Competing Transaction” means that a “person” (as defined by Section 13(d)(3) of the Exchange Act) or “group” (as defined by Section 13(d)(3) of the Exchange Act): (i) enters into an agreement with the Company providing for the Acquisition of the Company, (ii) enters into an agreement with the Company providing for the purchase or other acquisition of, or purchases or otherwise acquires, all or substantially all of the assets of the Company, (iii) enters into an agreement with the Company providing for the purchase or other acquisition of, including by way of tender offer, or purchases or otherwise acquires, beneficial ownership of securities representing a majority of the voting power of the Company, or (iv) files with the Securities and Exchange Commission a Schedule TO covering, or prior to an IPO otherwise submits to Company security holders, a tender offer providing for the purchase or other acquisition of beneficial ownership of securities representing a majority of the voting power of the Company.
(h)    “Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Intel, dated as of March 24, 2014.
(i)    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock or Preferred Stock, including options and warrants.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(k)    “Fully Diluted Capitalization” means the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding Preferred Stock and other Derivative Securities but excluding any shares reserved but not issued or granted under the Company’s stock option plan).
(l)    “Intel Designee” means any Intel employee that serves as a member of the Board and/or any member of the Board of the Company that Intel is entitled to elect or designate pursuant to any agreement between Intel and the Company, Intel or any of its security holders or otherwise.
(m)    “Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement dated of even date herewith, and effective upon the IPO, by and among the Company, Intel and certain stockholders of the Company listed therein, as such agreement may be amended from time to time.
(n)    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
(o)    “Negotiated Transaction Discussions” means the making or discussing of any offers in a confidential, non‑public manner (and that would not, other than in connection with a Permitted Tender Offer (as defined below), reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Section 3(a)(i) below) regarding a potential negotiated transaction with the Company directly to or with the management of the Company or the Board, or their designated representative.

(p)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(q)    “Preferred Stock” means shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series F‑1 Preferred Stock, and/or any future series of preferred stock issued by the Company.
(r)    “Purely Financial Investor” means a Person that (i) has acquired the Company’s securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, or (ii) does not have any strategic or commercial relationship with the Company, it being understood that each of Accel X, L.P. and its Affiliates and Greylock XII Limited Partnership and its Affiliates shall be deemed a Purely Financial Investor, irrespective of the fact that their representatives may serve as members of the Board.
(s)    “Restated Certificate” means the then‑existing certificate of incorporation of the Company immediately following the completion of an IPO.
(t)    “Rights Minimum” means Intel and its Affiliates hold that number of outstanding shares of Common Stock of the Company (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities held by Intel and its Affiliates) representing at least 10% of the Company’s then‑current Fully‑Diluted Capitalization at any time.
(u)    “Securities Act” means the Securities Act of 1933, as amended.
2.    Voting Percentage Limit.
(a)    Notwithstanding anything in the Restated Certificate to the contrary, if at any time when a matter is presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting, if applicable), whether for a class, series or other vote (or consent, if applicable), Intel and its Affiliates own or control the voting rights of capital stock of the Company that represent, in the aggregate, more than 20% (the “Voting Percentage Limit”) of the aggregate voting rights of the aggregate outstanding voting capital stock of the Company entitled to vote on a matter, then the number of votes that Intel and its Affiliates are entitled to cast (or, if applicable, consent with respect to) in its sole discretion in respect of such matter shall be limited to the number of votes represented by the Voting Percentage Limit, rounded down to the nearest whole share (“Intel Discretionary Votes”). To the extent Intel and its Affiliates collectively obtain the power to vote or cause to be voted (by means of ownership, agreement or otherwise) more than the Voting Percentage Limit (such amount of shares of capital stock over the Voting Percentage Limit (i.e., votes other than the Intel Discretionary Votes), the “Excess Voting Power”), with respect to any matter in which the vote (or, if applicable, consent) of the holders of the Company’s capital stock is required (including (i) any separate series or class vote under Delaware General Corporation Law Section 242, under the Restated Certificate or otherwise with respect to any matter, (ii) any matter requiring the vote of the holders of the common stock (or any class thereof) and preferred stock voting together as a single class, and (iii) any other vote of capital stock of the Company), Intel shall vote, and cause all of its controlled Affiliates to vote, such Excess Voting Power (or consent pursuant to an action by written consent of the stockholders, if applicable) for or against such action at the same ratio and in the same proportion as the holders of the Company’s capital stock other than Intel and its Affiliates collectively voted for or against (or consented or withheld consent with respect to) such action; provided that, notwithstanding the foregoing, if Intel and its Affiliates collectively own 66% or more of the voting power with respect to any matter (including (i) any separate series or class vote under Delaware General Corporation Law Section 242, under the Restated Certificate or otherwise with respect to any matter, (ii) any matter requiring the vote of the holders of the common stock (or any class thereof) and preferred stock voting together as a single class, and (iii) any other vote of capital stock of the Company), Intel shall vote, and cause all of its controlled Affiliates to vote, all shares of each such applicable series or class held by Intel and its controlled Affiliates (or consent pursuant to an action by written consent of the stockholders, if applicable) for or against such action as recommended by a majority of the Board. Intel shall, and shall cause its Affiliates holding capital stock or rights to acquire capital stock of the Company to, execute and deliver to the Company a voting proxy, in the form attached as Exhibit B, solely for the purpose of effectuating and securing performance of this Section 2(a).
(b)    In the event that a Person, together with its Affiliates, other than a Purely Financial Investor, acquires more than the then effective Voting Percentage Limit with respect to the voting shares of the Company, in one or more transactions (such Person, an “Other Strategic Voter”) and if such Other Strategic Voter is not similarly limited to the Voting Percentage Limit with respect to voting of such Other Strategic Voter’s shares, the Voting Percentage Limit for purposes of this Section 2 shall be increased to the voting percentage held by such Other Strategic Voter.
3.    Standstill Provisions.
(a)    Standstill. Intel agrees that, notwithstanding any right of first refusal, preemptive right or other right of Intel to acquire securities of the Company (pursuant to the Investor Rights Agreement or otherwise), unless approved by a majority of the disinterested members of the Board (for purposes of this provision, any Intel Designee shall not be deemed “disinterested”), which consent may be withheld in such members’ sole and absolute discretion, neither Intel nor any of its Affiliates will in any manner, directly or indirectly, alone or in concert with others:
(i)    effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:
(1)    any acquisition of, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) or any rights decoupled from the underlying securities of the Company that would result in Intel (together with its Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in more than 18% or, following the IPO, 20% of the Company’s then‑current Fully Diluted Capitalization at such time;
(2)    any acquisition of any assets, indebtedness or businesses of the Company or any of its subsidiaries or Affiliates, including any exclusive license of all or substantially all of the Company’s intellectual property;
(3)    any tender or exchange offer, merger, consolidation, acquisition, or other business combination, involving the Company, any of the subsidiaries or Affiliates or assets of the Company or the subsidiaries or Affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or Affiliates,
(4)    any recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”);
(5)    any “solicitation” of proxies (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a‑1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any of its Affiliates;
(ii)    form, join, or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any securities or assets of the Company or otherwise act in concert with any Person in respect to such securities or assets (including by exclusive license);
(iii)    otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of the Company or to obtain representation on the Board; provided however that this subsection (iii) shall not (x) limit the Intel Designee in fulfilling his or her fiduciary duties as a director in his or her good faith judgment or (y) preclude Intel from engaging in Negotiated Transaction Discussions with the Company as provided below or, if otherwise permitted by the proviso below, commencing a Permitted Tender Offer (as defined below);
(iv)    take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Section 3(a)(i) above; provided however that this subsection (iv) shall not preclude Intel from engaging in Negotiated Transaction Discussions with the Company as provided below or, if otherwise permitted by the proviso below, commencing a Permitted Tender Offer;

(v)    propose any matter to be voted upon by the stockholders of Company; provided however that this subsection (v) shall not (x) limit the Intel Designee in fulfilling his or her fiduciary duties as a director in his or her good faith judgment or (y) preclude Intel from engaging in Negotiated Transaction Discussions with the Company as provided below or, if otherwise permitted by the proviso below, commencing a Permitted Tender Offer;
(vi)    enter into any formal or informal discussions or arrangements with any third party, other than discussions with representatives of Intel or arrangements with Intel’s controlled Affiliates, with respect to any of the foregoing;
provided, that, Intel shall not be prohibited from Negotiated Transaction Discussions; provided further that, in the event that in connection with Negotiated Transaction Discussions following an IPO, Intel shall have made to the Board a bona fide, good faith, non‑coercive, comprehensive, binding written offer that (w) provides for the acquisition of 100% ownership of the Company, whether by merger, tender offer or otherwise, (x) treats all stockholders equally (subject only to any required liquidation preference or similar rights in the Company’s certificate of incorporation) and otherwise in a non‑coercive manner, (y) includes a bona fide, objectively reasonable control premium in the circumstances of the Company at that time, and (z) provides the Board adequate time, but in any event not less than fifteen (15) Business Days (the “Evaluation Period”), to evaluate the proposal, negotiate the terms thereof and consider and develop alternatives and otherwise exercise its fiduciary duties (such an acquisition proposal meeting the conditions of clauses (w)‑(z), a “Qualified Acquisition Proposal”) and shall have negotiated (for its part) in good faith with the Company and the Board with respect to such Qualified Acquisition Proposal, and the Board shall have rejected such Qualified Acquisition Proposal (or not accepted it after the lapse of at least five (5) Business Days since the last version of such offer) and the Evaluation Period shall have lapsed, Intel may, consistent with applicable securities laws, engage in a tender offer to the Company’s stockholders on terms no less favorable (in any respect) to the Company and its security holders than set forth in the Qualified Acquisition Proposal, commenced within thirty (30) Business Days of such rejection (or deemed rejection) of the Qualified Acquisition Proposal (a “Permitted Tender Offer”).
(b)    Permitted Disclosures Upon Mutual Acquisition Agreement. To the extent that following post‑IPO Negotiated Transaction Discussions, the Company and Intel enter into a mutually agreed definitive agreement for an Acquisition that contemplates a tender offer by Intel, the Company shall permit Intel to disclose such information in its filings with the Securities Exchange Commission (the “SEC”) as is required to conduct such tender offer under applicable federal securities laws, in addition to any disclosure permitted under the Confidentiality Agreement.
(c)    Threshold Increase. In the event that a Person, together with its Affiliates, other than a Purely Financial Investor, acquires more than 18% or, following the IPO, 20% in the aggregate of the Company’s then‑current Fully‑Diluted Capitalization at such time in one or more transactions (such Person, an “Other Strategic Holder”), the applicable percentage set forth in Section 3(a)(i) shall be increased to the percentage held by such Other Strategic Holder.
(d)    Notification. Intel will provide the Company with written notice 10 Business Days in advance of Intel or any of its controlled Affiliates acquiring, or entering into any agreement to acquire, any securities of the Company (including any right to acquire securities of the Company).
(e)    Suspension on Competing Transaction. The provisions of this Section 3 shall become inoperative and of no force or effect upon the occurrence of a Competing Transaction with respect to the Company; provided that if any Competing Transaction has lapsed, is abandoned, terminated or is otherwise no longer pending, this Section 3 shall again thereafter be in full force and effect.
(f)    Suspension or Substitution for Most Favored Terms.
(i)    Other Strategic Holder. Notwithstanding the foregoing, in the event that there exists any Other Strategic Holder and such Other Strategic Holder is not subject to standstill terms, or is subject to standstill terms more favorable to such Other Strategic Holder than the terms set forth in this Section 3, the provisions in this Section 3 shall be suspended, as the case may be, for (i) if there is a standstill agreement with such Other Strategic Holder, the period during which such more favorable terms are in force, during which period such more favorable terms shall automatically apply as to Intel instead or (ii) if there is no standstill agreement with such Other Strategic Holder, until such time as such Other Strategic Holder is no longer an Other Strategic Holder or enters into a more restrictive standstill agreement or a standstill agreement resulting in the application of clause (i) above; provided, however, that following the period of suspension in either clause (i) or (ii) above, the standstill provisions set forth in this Section 3 will again apply.
(ii)    MNPI to Third Party in Connection with Acquisition. In the event that following an IPO the Company enters into discussions with a third party concerning an Acquisition in connection with which the Company provides material non‑public information to such third party and such third party is not subject to standstill terms, or is subject to standstill terms more favorable to such third party than these, these standstill provisions shall be suspended, as the case may be, for (i) if there is a standstill agreement with such third party, the period during which such more favorable terms are in force, during which period such more favorable terms shall automatically apply as to Intel instead or (ii) if there is no standstill agreement with such third party, as applicable, for the longer of six (6) months or until such time as the Company has terminated discussions concerning an Acquisition with such third party, during which period no standstill will apply; it being understood that following the period of suspension in either clause (i) or (ii) the standstill provisions in this Section 3 will again apply.
4.    Intel Designee After the Initial Public Offering. The Board (or an authorized committee thereof) will nominate for election to the Board the Intel Designee serving on the Board as of the IPO (or one such other person designated by Intel that is reasonably acceptable to the Company; such person thereafter referred to as the Intel Designee) at each annual meeting of the stockholders that such Intel Designee shall be up for election in accordance with the Company’s certificate of incorporation or bylaws, provided that such continuing Intel Designee (or such other person designated by Intel) shall have delivered (i) all information or documents required by the Company’s then-existing bylaws, applicable securities laws (including, without limitation, any SEC regulations related to nominee directors) or as required by any stock exchange on which the Company’s securities are traded in connection with the nomination, solicitation of proxies for election or service by such individual on the Board and (ii) an executed resignation in the form attached as Exhibit A hereto to the Board and the Company’s Secretary prior to such nomination, which resignation shall be effective upon the earlier to occur of (A) Intel and its Affiliates ceasing to hold the Rights Minimum; (B) a material breach of the Commercial Agreement by Intel that has not been cured within the applicable period set forth in the Commercial Agreement or a termination of the Commercial Agreement by Intel (unless such termination by Intel is due to a breach by the Company for which such agreement permits Intel a termination right); (C) a Competitor Investment (as defined in the Investor Rights Agreement); or (D) the consummation of an Acquisition of the Company. Intel hereby covenants to inform the Company of the occurrence of any event set forth in Section 4(A)‑(D) of the Agreement to its knowledge.
5.    [reserved]
6.    [Reserved]
7.    Termination. This Agreement may be terminated at any time pursuant to a written instrument signed by the Company and Intel, provided that Intel’s rights and benefits under Section 4 of this Agreement (but not its obligations and restrictions) shall terminate, automatically and without the requirement of any further action by the Company or Intel, effective immediately upon the earlier to occur of any event set forth in Section 4(A)‑(D) of this Agreement.
8.    Governing Law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.
9.    Dispute Resolution. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 9 of this Agreement or the address set forth below the signature of such party.
10.    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements (including, upon effectiveness of this Agreement, the Prior Standstill Agreement), memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by (i) prior written consent of the parties hereto, and (ii) approval of a majority of the disinterested members of the Board in a written agreement that specifically states that this Agreement is being amended or waived. No waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
11.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next‑day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 9. If notice is given to the Company, it shall be sent to 1001 Page Mill Road, Building 2, Palo Alto, CA 94304 (provided that, following August 1, 2017, any notice to the Company shall be sent to 395 Page Mill Road, Palo Alto, CA 94306), Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be given to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: David A. Bell.
12.    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.    No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.
15.    Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Voting and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

Cloudera, Inc.

By:	/s/ Jim Frankola
Name:	Jim Frankola
Title:	CFO

IN WITNESS WHEREOF, each of the parties hereto has executed this Voting and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.
INTEL CORPORATION

By:	/s/ Abhay Gadkari
Name:	Abhay Gadkari
Title:	Authorized Signatory

Address:
Intel Corporation
c/o Intel Capital Corporation
Attn: Intel Capital Portfolio Manager
2200 Mission College Blvd, M/S RN6‑59
Santa Clara, CA 95054‑1549
Fax Number: (408) 653‑6796

With a copy, which shall not constitute notice, by e‑mail to:
portfolio.manager@intel.com

Schedule A
Listed Competitor
IBM
Samsung
Oracle
Qualcomm
Nvidia
Hewlett‑Packard

1

Exhibit A
Form of Resignation
[Date]
Cloudera, Inc.
Attention: Secretary of the Company
Re:    Resignation
Dear Secretary:
In accordance with Section 4 of that certain Voting and Standstill Agreement (the “Agreement”) dated as of March 28, 2017 by and among Cloudera, Inc. (the “Company”) and Intel Corporation, I hereby irrevocably tender my resignation as a director of the Board of Directors of the Company (the “Board”), provided that (i) this resignation shall be automatically effective upon the earlier to occur of an event set forth in Section 4(A)‑(D) of the Agreement, subject only to the Board’s acceptance of this resignation following such event. I hereby covenant to inform the Company of the occurrence of any event set forth in Section 4(A)‑(D) of the Agreement to my knowledge.
This resignation may not be withdrawn by me at any time.
Very truly yours,

___________________________________
Director

2

Exhibit B
IRREVOCABLE SPECIAL VOTING PROXY
This Irrevocable Special Voting Proxy (this “Proxy”) is being executed and delivered pursuant to that certain Voting and Standstill Agreement (the “Voting Agreement”) dated March 28, 2017, by and between Intel Corporation (“Intel”) and Cloudera, Inc. (the “Company”). This Proxy shall be contingent upon and effective on the date on which the Company consummates its IPO (as defined below). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Voting Agreement.
To effectuate and secure Intel’s obligations to vote the Company’s capital stock in accordance with Section 2(a) of the Voting Agreement, Intel hereby appoints the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Secretary of the Company, or any of them from time to time, or their designees, as Intel’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution (each a “Proxy Holder”), to vote (or consent pursuant to an action by written consent of the stockholders, if applicable) the Excess Voting Power, with respect to any matter in which the vote (or, if applicable, consent) of the holders of the Company’s capital stock is required (including (i) any separate series or class vote under Delaware General Corporation Law Section 242, under the Restated Certificate or otherwise with respect to any matter, (ii) any matter requiring the vote of the holders of the common stock (or any class thereof) and preferred stock voting together as a single class, and (iii) any other vote of capital stock of the Company), for or against such action in the same manner as and in the same proportion as the votes cast on the matter (determined separately in respect of any series or vote, and disregarding abstentions) by the holders of voting securities of the Company entitled to vote thereon other than Intel and its Affiliates (but without the power to vote in any other manner); provided that, if Intel and its Affiliates collectively own 66% or more of the voting power with respect to any matter (including (i) any separate series or class vote under Delaware General Corporation Law Section 242, under the Restated Certificate or otherwise with respect to any matter, (ii) any matter requiring the vote of the holders of the common stock (or any class thereof) and preferred stock voting together as a single class, and (iii) any other vote of capital stock of the Company), Intel hereby appoints the Proxy Holder, to vote all shares of each such applicable series or class held by Intel (or consent pursuant to an action by written consent of the stockholders, if applicable) for or against such action as recommended by a majority of the Board (but without the power to vote in any other manner).
This proxy and power of attorney is only granted if and only if Intel (i) fails to vote (or, if applicable, consent) the Excess Voting Power entitled to vote (or, if applicable, consent) or, if Intel and its Affiliates collectively own 66% or more of the voting power with respect to any matter, fail to vote (or, if applicable, consent) any of the shares of each such applicable series or class held by Intel that are entitled to vote (or, if applicable, consent), or (ii) attempt to vote (or, if applicable, consent), whether by proxy, in person or by written consent, in a manner which is inconsistent with the terms of the Voting Agreement or fail to execute such other instruments in accordance with Section 2(a) of the Voting Agreement at any meeting of the Company’s stockholders or within two (2) business days of the Company’s written request for Intel’s written consent.

1

The proxy and power of attorney granted pursuant this Proxy is coupled with an interest and shall be irrevocable unless and until the Voting Agreement terminates or expires pursuant to Section 7 thereof at which time this proxy and power of attorney shall automatically expire and be of no further force or effect.
Intel hereby revokes any and all previous proxies or powers of attorney with respect to the Excess Voting Power and shall not hereafter, unless and until the Voting Agreement terminates or expires pursuant to Section 7 thereof, purport to grant any other proxy or power of attorney with respect to any of the Excess Voting Power (or the shares of capital stock held by Intel, if Intel and its Affiliates collectively own 66% or more of the voting power with respect to any matter), deposit any of the Excess Voting Power (or the shares of capital stock held by Intel and its controlled Affiliates, if Intel and its Affiliates collectively own 66% or more of the voting power with respect to any matter) into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Excess Voting Power (or the shares of capital stock held by Intel, if Intel and its Affiliates collectively own 66% or more of the voting power with respect to any matter). This proxy and power of attorney will survive the merger, consolidation, conversion or reorganization of Intel.
IN WITNESS WHEREOF, Intel has executed this Irrevocable Special Voting Proxy or caused the same to be executed by its duly authorized representative as of the date first above written.
INTEL CORPORATION

By:	/s/ Abhay Gadkari
Name:	Abhay Gadkari
Title:	Authorized Signatory

Address:
Intel Corporation
c/o Intel Capital Corporation
Attn: Intel Capital Portfolio Manager
2200 Mission College Blvd, M/S RN6‑59
Santa Clara, CA 95054‑1549
Fax Number: (408) 653‑6796

With a copy, which shall not constitute notice, by e‑mail to:
portfolio.manager@intel.com

2